Exhibit 10.1

BANC OF AMERICA SECURITIES LLC
BANC OF AMERICA BRIDGE LLC
BANK OF AMERICA, N.A.
9 West 57th Street
New York, New York 10019

March 13, 2007

Energy Partners Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana, 70170

Attention:	Mr. Timothy R. Woodall
Executive Vice President and
Chief Financial Officer

Commitment Letter

Ladies and Gentlemen:

This Commitment Letter, when executed by you together with an amended and restated Fee Letter (as defined herein) and an amended and restated Engagement Letter (as defined herein), amends and restates the Commitment Letter dated March 11, 2007.

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”) and Banc of America Securities LLC (“BAS”) that you intend to finance the purchase (the “8.75% Notes Repurchase”) of the Borrower’s 8.75% Senior Notes due 2010 (the “8.75%  Senior Notes”) and the purchase (the “Common Stock Repurchase” and together with the 8.75% Notes Repurchase, the “Offers”) by the Borrower of up to $200.0 million of its outstanding common stock (the “Common Stock”) pursuant to a tender offer relating to the Common Stock Repurchase and a tender offer and consent solicitation relating to the 8.75% Notes Repurchase (collectively, the “Tender Offers and Consent Solicitation”), costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes after consummation of the Transaction from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) $300.0 million in a senior secured revolving credit facility (the “Revolving Credit Facility”) of the Borrower (as defined in the Summaries of Terms referred to below) of which not more than $165.0 million may be drawn on the Closing Date of the Transaction, and (b) at least $450.0 million in gross proceeds from the issuance and sale by the Borrower of notes (the “Notes”) and/or convertible notes (the “Convertible Notes”) or alternatively, at least $450.0 million of senior unsecured bridge loans under a bridge facility (the “Bridge Facility” and, together with the Revolving Credit Facility, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities referred to below (such senior unsecured loans being the “Bridge Loans” and, together with any Rollover Loans and Exchange Notes (as defined in Exhibit B hereto), the “Bridge Financing”). The entering into and funding of the Revolving Credit Facility, the issuance and sale of the Notes and/or the Convertible Notes or the entering into and funding of the Bridge Facility and the Tender Offers and Consent Solicitation and all related transactions are hereinafter collectively referred to as the

“Transaction.” The sources and uses for the financing for the Transaction are as set forth on Schedule I hereto.

BAS has also delivered to you a separate engagement letter dated the date hereof (the “Engagement Letter”) setting forth, among other things, the terms on which BAS is willing to act, on an exclusive basis, as sole underwriter, sole initial purchaser, sole arranger and sole placement agent for (i) the Notes and/or the Convertible Notes or (ii) if the Bridge Facility is funded on the Closing Date (as hereinafter defined), the notes, the convertible notes or any other securities of the Borrower or any of its subsidiaries that may be issued after the Closing Date (the “Permanent Securities”) for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility (the “Permanent Financing”).

In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide the full principal amount of the Revolving Credit Facility and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Revolving Credit Facility, all upon and subject to the terms and conditions set forth in this letter and in the summaries of terms attached as Exhibit A and Exhibit C hereto and incorporated herein by this reference (collectively, the “Senior Financing Summary of Terms”), (b) BAS is pleased to advise you of its willingness, as the sole lead arranger and sole bookrunning manager (in such capacities, the “Senior Lead Arranger”) for the Revolving Credit Facility, to form a syndicate of financial institutions and institutional lenders (including Bank of America) (collectively, the “Senior Lenders”) reasonably acceptable to you for the Revolving Credit Facility, including Bank of America (the “Initial Senior Lender”), (c) Banc of America Bridge is pleased to advise you of its commitment to provide the full principal amount of the Bridge Facility, all upon and subject to the terms and conditions set forth in this letter and in the summaries of terms attached as Exhibit B and Exhibit C hereto (collectively, the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”), and (d) BAS is also pleased to advise you of its willingness, as the sole lead arranger and sole bookrunning manager (in such capacity, the “Bridge Lead Arranger”; BAS acting in its capacity as Senior Lead Arranger and/or Bridge Lead Arranger is sometimes referred to herein as the “Lead Arranger”) for the Bridge Facility, to form a syndicate of financial institutions and institutional lenders (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) for the Bridge Facility, including Banc of America Bridge (the “Initial Bridge Lender”; and together with the Initial Senior Lender, the “Initial Lenders”)). All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms. If you accept this Commitment Letter as provided below in respect of the Revolving Credit Facility, the date of the initial funding under the Revolving Credit Facility, and/or if you accept this Commitment Letter as provided below in respect of the Bridge Facility, the date of the initial funding of the Bridge Facility or of the issuance and sale of the Notes and/or the Convertible Notes in lieu of funding the Bridge Facility, in each case, is referred to herein as the “Closing Date.”

BAS intends to commence syndication of each of the Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter related to such Facility, and the commitment of Bank of America or Banc of America Bridge hereunder, as the case may be, related to such Facility shall be reduced dollar-for-dollar as and when corresponding commitments are received from Senior Lenders or Bridge Lenders, respectively. You agree to actively assist BAS in achieving a syndication of each such Facility that is satisfactory to BAS and you. Such assistance shall include (a) your providing and causing your advisors to provide Bank of America, Banc of America Bridge and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America, Banc of America Bridge and BAS to complete syndication, including, but not limited to, information and evaluations prepared by you, and your advisors, or on your behalf, relating to the Transaction, (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of each such Facility, (c) using your best efforts to ensure that the syndication efforts of BAS benefit materially from your existing

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lending relationships and (d) otherwise assisting Bank of America, Banc of America Bridge and BAS in their syndication efforts, including by making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries at one or more meetings of prospective Lenders. You hereby agree that the Information Memorandum to be used in connection with the syndication of each Facility shall be completed at least 22 days prior to the Closing Date (as hereinafter defined).

It is understood and agreed that BAS will manage and control all aspects of the syndication of each Facility, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in either Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America, Banc of America Bridge and BAS.

You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), that has been or is hereafter made available to Bank of America, Banc of America Bridge, BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, Banc of America Bridge, BAS or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date so that the representation, warranty and covenant in the immediately preceding sentence is complete and correct on the Closing Date. In issuing the commitments hereunder and in arranging and syndicating the Facilities, Bank of America, Banc of America Bridge and BAS are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to Bank of America, Banc of America Bridge and BAS prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information.”

You hereby acknowledge that (a) BAS, Banc of America Bridge and/or Bank of America will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicates of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, its affiliates or any other entity, or the securities of any of the foregoing, and who may be engaged in investment and other market related activities to such entities’ securities) (each, a “Public Lender”; all other Lenders “Private Lenders”). If requested, you will assist us in preparing an additional version of the Borrower Materials not containing MNPI (the “Public Borrower Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Borrower Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Borrower Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Borrower Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Borrower Materials by clearly and conspicuously marking the same as “PUBLIC”.

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You agree that BAS, Bank of America and/or Banc of America Bridge on your behalf may distribute the following documents to all prospective Lenders, unless you advise BAS, Bank of America and Banc of America Bridge in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of the Borrower Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then BAS, Bank of America and Banc of America Bridge will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Borrower Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

You agree to pay the fees set forth in the Fee Letter dated as of the date hereof (the “Fee Letter”). By executing this Commitment Letter, you agree to reimburse Bank of America, Banc of America Bridge and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent, and (b) all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. In addition, if this Commitment Letter is accepted with respect to the Bridge Facility, out-of-pocket fees and expenses incurred by BAS in connection with the Notes and/or the Convertible Notes or the Permanent Securities will be reimbursed as provided in the Engagement Letter.

You agree to indemnify and hold harmless Bank of America, Banc of America Bridge, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank of America and Banc of America Bridge shall only have liability to you (as opposed to any other person), that Bank of America and Banc of America Bridge shall each be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Lender and that such

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liability shall only arise to the extent damages have been caused by a breach of Bank of America’s or Banc of America Bridge’s obligations hereunder to negotiate in good faith definitive documentation for the Facilities on the terms set forth herein as determined in a final non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

The commitment of Bank of America in respect of the Revolving Credit Facility, the commitment of Banc of America Bridge in respect of the Bridge Facility and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the conditions set forth in Exhibit C hereto and each of the following conditions precedent in a manner acceptable to the Lead Arranger: (a) in the case of the Revolving Credit Facility and the Bridge Facility, respectively, you shall have accepted the Fee Letter as provided therein for the Revolving Credit Facility, the Bridge Facility, or both Facilities, as the case may be; and you shall have paid all applicable fees and expenses (including the reasonable fees and disbursements of counsel) that are due thereunder; (b) in the case of the Bridge Facility, you shall have accepted the Engagement Letter; and thereafter the Engagement Letter shall remain in full force and effect; (c) the negotiation, execution and delivery of definitive documentation respect to each such Facility satisfactory to the Lead Arranger under such Facility; (d) prior to and during the syndication of the Facilities, there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of either of the Borrower or any of its affiliates (other than the Notes and/or the Convertible Notes); and (e) none of Bank of America, Banc of America Bridge or BAS becoming aware after the date hereof of any information, or any event, development or change that is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof.

This Commitment Letter, the Fee Letter and the Engagement Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter but not the Fee Letter or the Engagement Letter, after your acceptance of this Commitment Letter and the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; provided you use your best efforts to redact any pricing information contained in such Fee Letter relating to the Transaction. Bank of America, Banc of America Bridge and BAS hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Summaries of Terms), which information includes names and addresses and other information that will allow Bank of America, Banc of America Bridge or BAS, as applicable, to identify the Borrower and each Guarantor in accordance with the Patriot Act.

You acknowledge that Bank of America, Banc of America Bridge and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America, Banc of America Bridge and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, and your affiliates with the same degree of care as they treat their own confidential information. Bank of America, Banc of America Bridge and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America, Banc of America Bridge and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, or any

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of your affiliates that is or may come into the possession of Bank of America, Banc of America Bridge, BAS or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the Facilities and the Bridge Financing and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Bank of America, Banc of America Bridge and BAS, each Lender and any other lead arranger, on the other hand, and (ii) you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (b) (i) in connection with each transaction contemplated hereby and the process leading to such transaction, Bank of America, Banc of America Bridge and BAS and any other lead arranger, each is and has been acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates or any other person or entity; (iii) neither Bank of America, Banc of America Bridge nor BAS nor any other lead arranger has assumed or will assume an advisory or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America, Banc of America Bridge or BAS or any other lead arranger has advised or is currently advising you or your affiliates on other matters) and neither Bank of America, Banc of America Bridge nor BAS nor any other lead arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; (iv) Bank of America, Banc of America Bridge and BAS and any other lead arranger, and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and Bank of America, Banc of America Bridge and BAS and any other lead arranger have no obligation to disclose any such interests to you or your affiliates; and (v) Bank of America, Banc of America Bridge and BAS and any other lead arranger have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank of America, Banc of America Bridge and BAS and any other lead arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America, Banc of America Bridge or BAS hereunder; provided, however, that you shall be deemed released of your reimbursement and indemnification obligations hereunder with respect to (i) the Revolving Credit Facility, if you have accepted the commitments hereunder in respect of the Revolving Credit Facility, upon the execution and delivery of all definitive documentation for the Revolving Credit Facility and the initial extension of credit thereunder and (ii) the Bridge Facility if you have accepted the commitments hereunder in respect of the Bridge Facility, upon the execution and delivery of all definitive documentation for the Bridge Facility and the advance of the Bridge Loans thereunder or the execution and delivery of all definitive documentation for the Notes and/or the Convertible Notes and the issuance and sale thereof on the Closing Date.

This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

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This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America, Banc of America Bridge and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of Bank of America, Banc of America Bridge and BAS in the negotiation, performance or enforcement hereof. Each of you, Bank of America, Banc of America Bridge and BAS hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including, without limitation, the Summaries of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of you, Bank of America, Banc of America Bridge and BAS waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter and the Fee Letter (and, if this Commitment Letter is accepted with respect to the Bridge Facility, the Engagement Letter) embody the entire agreement and understanding among Bank of America, Banc of America Bridge, BAS, you and your and its affiliates with respect to the Facilities and supersede all prior agreements and understandings relating to the subject matter hereof. However, please note that the terms and conditions of the commitments of Bank of America and Banc of America Bridge and the undertaking of BAS hereunder are not limited to those set forth herein, in the Summaries of Terms or the Fee Letter. Those matters that are not covered or made clear herein, in the Summaries of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America, Banc of America Bridge or BAS to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

All commitments and undertakings of Bank of America and BAS hereunder with respect to the Revolving Credit Facility will expire at 5:00 p.m. (New York City time) on March 14, 2007 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time. All commitments and undertakings of Banc of America Bridge and BAS hereunder with respect to the Bridge Facility will also expire at that time unless you execute this Commitment Letter, the Fee Letter and the Engagement Letter, and return them to us prior to that time. Thereafter, all accepted commitments and undertakings of Bank of America, Banc of America Bridge and BAS hereunder will expire on May 30, 2007. Unless the Closing Date occurs on or prior to such date the commitments and undertakings of Bank of America, Banc of America Bridge and BAS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter or, if this Commitment Letter is accepted with respect to the Bridge Facility, the Engagement Letter on a timely basis. In consideration of the time and resources that BAS and Bank of America will devote to the Revolving Credit Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facilities for the Borrower and its subsidiaries with respect to the matters addressed in this letter.

BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA IS OFFERING TO PROVIDE THE REVOLVING CREDIT FACILITY SEPARATE AND APART FROM BANC OF AMERICA BRIDGE’S OFFER TO PROVIDE THE BRIDGE FACILITY AND (B) BANC OF AMERICA BRIDGE

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IS OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY BANK OF AMERICA TO PROVIDE THE REVOLVING CREDIT FACILITY. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE REVOLVING CREDIT FACILITY OR THE BRIDGE FACILITY OR BOTH.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By  /s/ Scott Mackey
       Name:  Scott Mackey
       Title:    Vice President

BANC OF AMERICA BRIDGE LLC

By:  /s/ Lex Maultsby
        Name: Lex Maultsby
        Title: Managing Director

BANC OF AMERICA SECURITIES LLC

By: /s/ Lex Maultsby

       Name:  Lex Maultsby
       Title:    Managing Director

ENERGY PARTNERS LTD

By:     /s/ Timothy R. Woodall
           Name:  Timothy R. Woodall
           Title:    Executive Vice President & Chief
                        Financial Officer

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Schedule I

SOURCES AND USES OF FUNDS

($ millions)

Sources		Uses
Revolving Credit Facility	120.0	Share Repurchase	200.0

Notes and/or the Convertible Notes	450.0	RefinancingRevolving Credit Facility	200.0

		Refinance Senior Notes	150.0
		Estimated fees and expenses, including tender offer premium	20.0

Total Sources	$570.0	Total Uses	$570.0

EXHIBIT A

$300 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY
Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached

Borrower:	Energy Partners Ltd. a Delaware corporation (the “Borrower”).

Guarantors:
The obligations of the Borrower and its subsidiaries under the Senior Credit Facility will be guaranteed by each existing and future direct and indirect subsidiary of the Borrower, other than any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code to the extent such guarantee would result in a material tax liability. All guarantees will be guarantees of payment and not of collection.

Administrative and
Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent (the “Administrative Agent”).

Sole Lead Arranger and
Sole Bookrunning
Manager:	Banc of America Securities LLC (“BAS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager (the “Senior Lead Arranger”).

Senior Lenders:	Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger.

Senior Credit
Facility:
A $300 million revolving credit facility (the “Revolving Credit Facility”), available from time to time until the fourth anniversary of the Closing Date, which will include a sublimit to be determined for the issuance of standby letters of credit (each a “Letter of Credit”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Fronting Bank”), and each of the Senior Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit.

Purpose:
The proceeds of the Revolving Credit Facility shall be used to (i) finance in part the Transaction; (ii) refinance certain existing indebtedness of the Company and its subsidiaries; (iii) pay fees and expenses incurred in connection with the Transaction; and (iv) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Exhibit A-1

Closing Date:	The date of the initial extension of credit under the Revolving Credit Facility shall occur on or before a mutually agreeable date to be determined (the “Closing Date”).

Interest rates and
Commitment Fees:
The Borrower will pay a fee (the “Commitment Fee”), determined in accordance with the Performance Pricing grid set forth below, on the unused portion of each Senior Lender’s commitments under the Revolving Credit Facility. The Commitment Fee is payable quarterly in arrears commencing upon the Closing Date.

Letters of
Credit Fees:
The Borrower will pay a fee (the “Letter of Credit Fee”), determined in accordance with the Performance Pricing grid set forth below, on the maximum amount available to be drawn under each Letter of Credit that is issued and outstanding. The Letter of Credit Fee is payable quarterly in arrears, commencing on the Closing Date, and will be shared proportionately by the Senior Lenders.

Interest Rates:
At the Borrower’s option, any loan under the Revolving Credit Facility that is made to it will bear interest at a rate equal to the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below, plus one of the following indices: (i) LIBOR and (ii) for dollar-denominated loans only, the Base Rate (to be defined as the higher of (a) the Bank of America prime rate and (b) the federal funds rate plus 0.50%); provided, in each case, that if during the 180-day period following the Closing Date, any breakage costs, charges or fees are incurred on account of the syndication of the Revolving Credit Facility, the Borrower shall immediately reimburse the Administrative Agent for any such costs, charges or fees. Such right of reimbursement shall be in addition to and not in limitation of customary cost and yield protections.

The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

A default rate shall apply on all obligations in the event of default under the Revolving Credit Facility at a rate per annum of 2% above the applicable interest rate.

Performance
Pricing:
The Commitment Fee, Applicable Margin and Letter of Credit Fee for the Revolving Credit Facility, for any fiscal quarter, shall be the applicable rate per annum set forth in the table below opposite the Borrowing Base Utilization Ratio determined as of the last day of the immediately preceding fiscal quarter.

Exhibit A-2

Borrowing Base Utilization Ratio	LIBOR Margin	Base Rate Margin	Commitment Fee	Letter of Credit Fee
≥100%	2.50%	0.50%	0.500%	2.50%
≥90%	2.00%	0.25%	0.500%	2.00%
≥75%	1.75%	0.00%	0.375%	1.75%
≥50%	1.50%	0.00%	0.375%	1.50%
≥25%	1.25%	0.00%	0.300%	1.25%
<25%	1.00%	0.00%	0.250%	1.00%

Calculation of
Interest and Fees:
Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield
Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Maturity:	The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full four years after the Closing Date.

Availability:
From the Closing Date until the earlier of (i) the divestiture of certain assets identified in the Borrower’s press release dated March 12, 2007 (the “Divestiture”), or (ii) 12 months from the Closing Date, (the “Overadvance Period”) advances under the Revolving Credit Facility may be made on a revolving basis up to $25.0 million (the “Overadvance Amount”) in excess of the Borrowing Base (the advances made at any time under the Revolving Credit Facility in excess of the Borrowing Base at such time being referred to collectively as the “Overadvance”) and Letters of Credit may be issued up to the Letter of Credit sublimit. Thereafter, advances under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility, subject to compliance with a borrowing base (the “Borrowing Base”) to be comprised of the Borrower’s petroleum reserves (with the eligibility criteria and the advance rates therefore to be agreed).

Borrowing Base:
The Borrowing Base will be determined by the Administrative Agent in its sole discretion in accordance with its normal and customary oil and gas lending practices and approved by the Senior Lenders. The reaffirmation of an existing Borrowing Base amount or a decrease to the

Exhibit A-3

Borrowing Base shall require approval by more than 50% of the Senior Lenders under the Revolving Credit Facility (the “Required Lenders”). Increases to the Borrowing Base shall require approval by all Senior Lenders under the Revolving Credit Facility. The Borrowing Base shall be subject to review semi-annually; however Required Lenders reserve the right to have one additional redetermination of the Borrowing Base per year. Unscheduled redeterminations may be made at the request of the Borrower, but will be limited to one such request per calendar year.

The Borrowing Base will include proved developed producing reserves, proved developed non-producing reserves and proved undeveloped reserves. The Borrowing Base will be initially set at $200.0 million.

Mandatory Prepayments
and Commitment
Reductions:
100% of all net cash proceeds received by the Borrower and/or its subsidiaries not used to repay the Bridge Loans (i) from sales of property or assets of Borrower or its subsidiaries included in the Borrowing Base shall, if such net proceeds are received during the Overadvance Period,be applied first to prepay loans and/or cash collateralize Letters of Credit until the Overadvance at such time (if any) is eliminated, and second, subject to the provision below regarding the application of payments, be applied to eliminate any Borrowing Base Deficiency (defined below) after giving effect to such sale, (ii) from the issuance or incurrence after the Closing Date of additional senior secured debt of the Borrower or any of its subsidiaries not otherwise permitted under the loan documentation shall be applied, if such net proceeds are received during the Overadvance Period, first to prepay loans and/or cash collateralize Letters of Credit until the Overadvance at such time (if any) is eliminated, and second to the prepayment of (and permanent reduction of the commitments under) the Revolving Credit Facility, and (iii) if at any time during the Overadvance Period the Borrower receives net cash proceeds of any issuance of its equity interest, and there is an Overadvance at such time, the Borrower shall be required to apply such net cash proceeds to prepay loans and/or cash collateralize Letters of Credit until such Overadvance is eliminated.

Should the Borrowing Base (plus the Overadvance Amount at any time during the Overadvance Period) at any time (including after giving effect to any sale or other disposition of any assets included in the Borrowing Base) be less than the outstanding principal balance of all advances under the Revolving Credit Facility (including Letters of Credit issued and outstanding other than Letters of Credit cash collateralized) (a “Borrowing Base Deficiency”), the Borrowers will, within 10 days after being notified of such Borrowing Base Deficiency, indicate by written notice to the Administrative Agent, its election to do one or a combination of the following:

(i) Prepay such Borrowing Base Deficiency in whole within 10 days of such election;

Exhibit A-4

(ii)   Prepay the deficiency in monthly installments over a term and in an amount satisfactory to the Administrative Agent, but in any event not to exceed six months, by immediately dedicating a sufficient amount of monthly cash flow from the oil and gas properties of the Borrowers;

(iii)  Provide additional Borrowing Base assets, the value of which shall be sufficient to cover such Borrowing Base Deficiency, and otherwise acceptable to the Administrative Agent in its sole discretion within 30 days of such election; or

(iv) Sell properties to reduce any Borrowing Base Deficiency after giving effect to any reduction of the Borrowing Base as determined by Required Lenders as a result of such sale.

Optional Prepayments
and Commitment
Reductions:
The Revolving Credit Facility may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Senior Lenders resulting therefrom. The unutilized portion of any commitment under the Revolving Credit Facility in excess of the stated amount of all Letters of Credit may be irrevocably canceled in whole or in part.

Security:
The Borrower and each of the Guarantors shall grant the Administrative Agent for the benefit of the Senior Lenders under the Revolving Credit Facility a valid and perfected first priority lien and security interest, a second priority lien and security interest (subject to certain exceptions to be set forth in the loan documentation), in all of the following (the “Collateral”):

(a)   All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of CFC’s, to a pledge of 66% of the capital stock of each first-tier CFC to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower).

(b) All present and future intercompany debt of the Borrower and each Guarantor.

(c)   All of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

Exhibit A-5

(d)   All proven oil and gas reserves representing at least 80% of the Present Discounted Value (to be defined in the loan documentation) of the Borrower’s proven oil and gas reserves reviewed in determining the Borrowing Base (as determined by the Administrative Agent). In connection with the Administrative Agent’s due diligence, the Administrative Agent shall only require title opinions or other title due diligence with respect to oil and gas reserves representing up to 75% of the Present Discounted Value of the Borrowers’ proven oil and gas reserves reviewed in determining the Borrowing Base (as determined by the Administrative Agent).

(e) All proceeds and products of the property and assets described in clauses (a), (b), (c) and (d) above.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Revolving Credit Facility, any treasury management arrangements and any interest rate swap or similar agreements with a Senior Lender under the Revolving Credit Facility.

Intercreditor Agreement: The lien priority, relative rights and other creditors’ rights issues in respect of the Revolving Credit Facility will be set forth in a customary intercreditor agreement which shall be reasonably satisfactory to the Borrower, the Agent and the Senior lenders under the Revolving Credit Facility.

Initial Conditions
Precedent:	Those specified in Exhibit C to the Commitment Letter.

Conditions Precedent
to Each Borrowing
Under the Senior
Credit Facility:
Each borrowing or issuance or renewal of a Letter of Credit under the Revolving Credit Facility will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct; (ii) no defaults or Events of Default shall have occurred and be continuing; and (iii) in the case of any borrowing under the Revolving Credit Facility, the aggregate principal amount of all outstanding advances under the Revolving Credit Facility and the aggregate undrawn amount of all outstanding Letters of Credit on such date, after giving effect to such borrowing or the issuance or renewal of such Letter of Credit, shall not exceed the Borrowing Base on such date.

Representations and
warranties:
Usual and customary for a transaction of this type, and others deemed appropriate by the Senior Lead Arranger, including (without limitation): (i) existence, qualification and power; (ii) authorization and no violation of law, contracts or organizational documents; (iii) no governmental authorization and third party approvals or consents; (iv) binding effect;

Exhibit A-6

(v) financial statements and other information and no material adverse effect; (vi) no material litigation; (vii) no default; (viii) valid ownership of property and assets free and clear of liens; (ix) environmental matters; (x) insurance matters; (xi) tax matters; (xii) ERISA matters; (xiii) subsidiaries and equity interests; (xiv) margin regulations, Investment Company Act status and Public Utility Holding Company Act status; (xv) accuracy of disclosure; (xvi) compliance with laws; (xvii) intellectual property matters; (xviii) solvency; (xix) casualty, etc.; (xx) perfection of security interests and (xxi) senior debt and designated senior debt.

Covenants:	Usual and customary for a transaction of this type and others deemed appropriate by the Senior Lead Arranger, including (without limitation):

(a)   Affirmative Covenants - (i) financial statements and forecasts; (ii) Borrowing Base and other certificates and other information; (iii) notices; (iv) payment of taxes and other obligations; (v) preservation of corporate existence, etc. (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws and regulations; (ix) proper books and records; (x) visitation and inspection rights; (xi) use of proceeds; (xii) additional guarantees, collateral, etc.; (xiii) compliance with environmental laws; (xiv) environmental reports; (xv) further assurances; (xvi) performance of material agreements; and (xvii) interest rate hedging.

(b)   Negative Covenants - Restrictions on (i) liens; (ii) debt (with exceptions to include the Notes and/or the Convertible Notes or the Bridge Financing and the Permanent Securities in an amount sufficient to refinance the outstanding Bridge Financing); (iii) loans, acquisitions, joint ventures and other investments; (iv) mergers, consolidations, etc.; (v) sales, transfers and other dispositions of property or assets (with exceptions to include sales of inventory in the ordinary course of business); (vi) dividends, distributions, redemptions and other restricted payments; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) payment and dividend restrictions affecting subsidiaries of the Borrower; (x) capital expenditures; (xi) amending or modifying organizational documents, subordinated debt documents, transaction documents and other material agreements; (xii) prepaying, redeeming or repurchasing certain debt; (xiii) changes in accounting policies or reporting practices; (xiv) becoming a general partner in any partnership; (xv) speculative transactions and (xvi) passive holding company.

(c) Financial Covenants:
• Maintenance of a minimum Interest Coverage Ratio (EBITDAX adjusted to add back non-cash hedging expense and M&A fees and expenses/total interest expense) of 2.5x;

Exhibit A-7

• Maintenance of a maximum Leverage Ratio (net debt/EBITDAX adjusted to add back non-cash hedging expense and M&A fees and expenses) of 3.5x (3.0x after 4/1/08); and

• Maintenance of a minimum Current Ratio of 1.0x.

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period.

Reporting Requirements:	Usual and customary in transactions of this type, to include without limitation:

(i)    On April 1 of each year, commencing April 1, 2008, the Borrower shall deliver an engineering report dated January 1 of such fiscal year prepared by an independent petroleum engineering firm, acceptable to the Borrower and the Administrative Agent;

(ii) On October 1 of each year, commencing October 1, 2007, the Borrower shall deliver an internally prepared engineering report dated as of July 1 of such fiscal year;

(iii)  Quarterly unaudited consolidated financial statements (including balance sheet, income statement and cash flow statement) and quarterly unaudited consolidating balance sheets and income statements, in each case, of the Borrower and its Subsidiaries certified by the Chief Financial Officer of the Borrower within 45 days after the end of each fiscal quarter;

(iv) Quarterly statements of compliance with financial covenants (showing calculations) certified by the Chief Financial Officer of the Borrower within 45 days after the end of each fiscal quarter;

(v)  Annual audited consolidated financial statements and unaudited consolidating balance sheet, income statement and cash flow statement, in each case, of the Borrower and its Subsidiaries certified by the Chief Financial Officer of the Borrower within 90 days of the end of each fiscal year; and

(vi) Annual budget (financial forecast) by April 1 of each fiscal year, commencing April 1, 2008.

Hedging:
The Borrower and Guarantors will hedge 25.0% of its projected proved development producing oil & gas production for the period from July 1, 2007 through September 30, 2009, which will be put into effect within 45 days of the Closing Date, but will not hedge more than an agreed upon maximum percentage of its oil and gas production at any time, and will be required to deliver a report of commodity hedges in place in conjunction with the delivery of quarterly financial statements and compliance reporting. The Borrower shall be permitted to purchase

Exhibit A-8

commodity floors or puts on up to an agreed upon maximum percentage of its production.
Events of Default:
Usual and customary for a transaction of this type, and others deemed appropriate by the Senior Lead Arranger, including (without limitation): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth under “Mandatory Prepayments and Commitment Reductions” above, or otherwise in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy, insolvency proceedings, etc. (with grace period for involuntary proceedings); (vi) inability to pay debts, attachment, etc., (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of loan documentation or Collateral; and (x) change of control.

Assignments and
participations:
Each Senior Lender will be permitted to make assignments in respect of the Revolving Credit Facility in a minimum amount equal to $5 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that the approval of the Borrower shall not be required in connection with assignments to other Senior Lenders, to any affiliate of a Senior Lender, or to any Approved Fund (as such term is defined in the definitive documentation) and the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders under the Revolving Credit Facility. Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Administrative Agent and the Fronting Bank, unless the proposed assignee is already a Senior Lender.

Assignments Generally: An assignment fee will be charged with respect to each assignment as set forth in Addendum I. Each Senior Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Senior Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the Collateral or the value of the guarantees.

Waivers and
amendments:	Amendments and waivers of the provisions of the loan documentation will require the approval of Senior Lenders holding advances and commitments representing more than 50% of the aggregate advances and

Exhibit A-9

commitments under the Revolving Credit Facility, except that (a) the consent of each affected Senior Lender shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees and (iii) extensions of scheduled maturities or times for payment, (b) the consent of all Senior Lenders shall be required with respect to releases of all or substantially all of the Collateral or value of the guarantees and (c) the consent of Senior Lenders holding more than 50% of the advances and commitments under the Revolving Credit Facility shall be required for any amendment or waiver of any conditions to funding obligations under the Revolving Credit Facility.

Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, the Senior Lead Arranger, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Revolving Credit Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Revolving Credit Facility to close.

Governing Law:	New York.

Expenses:
The Borrower will pay all reasonable costs and expenses associated with the due diligence, syndication and closing of the Revolving Credit Facility and the preparation, negotiation and administration of all loan documentation, including, without limitation, the reasonable legal fees of the counsel to the Administrative Agent and BAS (including the allocated cost of internal counsel), regardless of whether or not the Revolving Credit Facility are closed. The Borrower will also pay the expenses of the Administrative Agent and each Senior Lender in connection with the enforcement of any of the loan documentation.

Counsel to the
administrative
agent:	Shearman & Sterling LLP.

Miscellaneous:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Exhibit A-10

ADDENDUM I
PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction:	Assignment Fee:

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

For purposes hereof, “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor. The terms “Affiliate,” “Approved Fund” and “Eligible Assignee” shall be defined in the definitive loan documentation.

Addendum I to Exhibit A

EXHIBIT B-1

$ 450 MILLION SENIOR UNSECURED BRIDGE FACILITY
Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B-1 is attached

Borrower:	Same Borrower as in the Summary of Terms for the Senior Credit Facilities.

Guarantors:	Same Guarantors as in the Summary of Terms for the Senior Credit Facilities.

Sole Lead Arranger and
Sole Bookrunning
manager:	Banc of America Securities LLC (“BAS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager for the Bridge Facility (the “Bridge Lead Arranger”).

Bridge Lenders:	Banc of America Bridge LLC or an affiliate thereof (“Banc of America Bridge” or the “Initial Bridge Lender”) and other financial institutions and institutional lenders acceptable to BAS.

Bridge Facility:	Up to $450.0 million of senior unsecured bridge loans (the “Bridge Loans”). The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Transactions.

Ranking:
The Bridge Loans will be senior unsecured obligations of the Borrower and ranking pari passu with or senior to all other unsecured obligations of the Borrower. The Guarantees will be senior unsecured obligations of each Guarantor, subordinated to such Guarantor’s guarantee under the Revolving Credit Facility and ranking pari passu with or senior to all other unsecured obligations of such Guarantor.

Purpose:
Together with borrowings under the Revolving Credit Facility, the proceeds of the Bridge Facility shall be used (i) to finance in part the Transaction; (ii) refinance certain existing indebtedness of the Company and its subsidiaries; and (iii) to pay fees and expenses incurred in connection with the Transaction.

Closing Date:	The date of the extension of credit under the Bridge Facility, which shall occur on or before a mutually agreed upon date (the “Closing Date”).

Interest rates:
Interest shall be payable quarterly in arrears at a rate per annum equal to the greater of (i) three-month LIBOR plus a margin initially equal to 4.50% per annum, and (ii) 9.25% per annum. The rate referred to in clause (ii) above shall increase by 0.50% per annum at the end of the

Exhibit B-1-1

period 6 months after the Closing Date and each three-month period thereafter for as long as the Bridge Financing is outstanding; provided that the interest rate shall not exceed 11.5% per annum. Notwithstanding the foregoing, in the case of an Event of Default, the applicable interest rate for the Bridge Financing shall be increased by 2.0% per annum.

Maturity:	12 months from the Closing Date (the “Bridge Loan Maturity Date” or “Rollover Date”).

Optional Prepayment:
The Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory
Prepayments:
The Borrower will prepay the Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of any subordinated debt or equity securities of the Borrower; (ii) subject to customary exceptions to be agreed and only to the extent such amounts are not required to be paid to the Senior Lenders, the net proceeds from any other indebtedness incurred by the Borrower or any of the Borrower’s subsidiaries; and (iii) subject to customary exceptions to be agreed and only to the extent such amounts are not required to be paid to the Senior Lenders under the Revolving Credit Facility, the net proceeds from asset sales by the Borrower or any of the Borrower’s subsidiaries.

Change of Control:
In the event of a Change of Control, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment plus a prepayment fee equal to 1% of such outstanding principal amount. Prior to making any such offer, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Credit Facility or obtain any required consent of the Senior Lenders under the Senior Credit Facility to make such prepayment of the Bridge Loans.

Permitted
Refinancing:
If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date shall, subject to the conditions precedent set forth in Exhibit B-2, be refinanced by unsecured, senior subordinated rollover loans with a maturity of five years from the Rollover Date (the “Rollover Loans”) and otherwise having the terms set forth in Exhibit B-2. On or after the Rollover Date, each Bridge Lender will have the right to exchange the outstanding Rollover Loans held by it for unsecured, senior subordinated exchange notes of the Borrower having the terms set forth in Exhibit B-3.

Exhibit B-1-2

Conditions
Precedent:	Those specified in Exhibit C to the Commitment Letter.

Covenants:
Usual and customary for a transaction of this type, including financial covenants, and others deemed appropriate by the Bridge Lead Arranger, including covenants similar to those contained in the Revolving Credit Facility and a covenant for the Borrower to use its best efforts to refinance the Bridge Facility with the proceeds of the Permanent Financing as promptly as practicable following the Closing Date.

Representations and
Warranties, Events
Of Default, Waivers
And Consents:	Usual and customary for a transaction of this type, and others deemed appropriate by the Bridge Lead Arranger, including provisions similar to those contained in the Revolving Credit Facility.

Right to Assign
Bridge Loans:
The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge Lead Arranger and the Borrower, such consent not to be unreasonably withheld provided the Borrower is not in default under the Bridge Loans.

Governing Law:	New York.
Expenses :
The Borrower will pay all reasonable costs and expenses associated with the due diligence, syndication and closing of the Bridge Facility and the preparation, negotiation and administration of all loan documentation, including, without limitation, the reasonable legal fees and expenses of the Bridge Lead Arranger’s counsel including the allocated cost of internal counsel, regardless of whether or not the Bridge Facility is closed. The Borrower will also pay the expenses of each Bridge Lender in connection with the enforcement of any of the loan documentation.

Counsel to Bridge
Lead Arranger:	Shearman & Sterling LLP.

Fees:	As provided in the Fee Letter.

Miscellaneous:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Exhibit B-1-3

EXHIBIT B-2

$450 MILLION SENIOR UNSECURED ROLLOVER FACILITY
Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B-2 is attached

Borrower:	Same Borrower as in the Summary of Terms for the Senior Credit Facilities and the Summary of Terms for the Bridge Facility.

Guarantors:	Same Guarantors as in the Summary of Terms for the Senior Credit Facilities and the Summary of Terms for the Bridge Facility.

Rollover Facility:
Senior unsecured, rollover loans (the “Rollover Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the definitive documents for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as Bridge Loans.

Interest rate:	Rate and margins to continue to increase as set forth in Exhibit B-1 for the Bridge Loans.

Maturity:	Five years from the Rollover Date (the “Rollover Maturity Date”).

Optional Prepayment:
For so long as the Rollover Loans have not been exchanged for senior unsecured, exchange notes of the Borrower as provided in Exhibit B-3, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent
to Rollover:	The ability of the Borrower to refinance any Bridge Loans with Rollover Loans is subject to the following conditions being satisfied:

(i) at the time of any such refinancing, there shall exist no Event of Default or event that, with notice and/or lapse of time, could become an Event of Default;

(ii) all fees due to the Bridge Lead Arranger and the Initial Bridge Lender shall have been paid in full;

Exhibit B-2-1

(iii) the Bridge Lenders shall have received promissory notes evidencing the Rollover Loans (if requested) and such other documentation as shall be set forth in the loan documents; and

(iv) no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Right to Assign
Rollover Loans:
The Bridge Lenders shall have the right to assign their interest in any Rollover Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Bridge Lead Arranger.

Rollover Covenants:
From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes, except for covenants relating to the obligation of the Borrower to effect the Permanent Financing and others to be agreed.

Governing Law:	New York.

Expenses:	Same as the Bridge Loans.

Fees:	As provided in the Fee Letter.

Exhibit B-2-2

EXHIBIT B-3

$450 MILLION SENIOR UNSECURED EXCHANGE NOTES
Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B-3 is attached

Borrower:	Same Borrower as in the Summary of Terms for the Senior Credit Facilities and the Summary of Terms for the Bridge Facility.

Guarantors:	Same Guarantors as in the Summary of Terms for the Senior Credit Facilities and the Summary of Terms for the Bridge Facility.

Exchange Notes:
At any time on or after the Rollover Date, Rollover Loans due to Bridge Lenders holding not less than 25% of the outstanding Rollover Loans may, at the option of such Bridge Lenders, be exchanged for an equal principal amount of senior unsecured, exchange notes of the Borrower (the “Exchange Notes”). The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will be in substantially the form attached as an exhibit to the definitive agreement for the Bridge Facility. The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities, but with covenants that are more restrictive in certain respects. Except as expressly set forth above, the Exchange Notes shall have the same terms as the Rollover Loans.

Ranking:	Same as Bridge Loans.

Interest rate
Redemption
Provision:
Each Exchange Note will initially bear interest at the rate in effect on the Rollover Loans for which it is exchanged and, thereafter, the rate and margin will continue to increase as set forth in Exhibit B-1 for the Bridge Loans. For so long as they bear interest at an increasing rate of interest, the Exchange Notes will be redeemable at the option of the Borrower, in whole or in part at any time, at par plus accrued and unpaid interest to the redemption date. Each holder of Exchange Notes shall have the option to fix the interest rate on the Exchange Notes to a rate that is equal to the then applicable rate of interest borne by the Exchange Notes (but in no event in excess of 11.5% per annum or 11% per annum pursuant to the terms of the Fee Letter). In such event, such Exchange Notes will be non-callable until the third anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to one-half of the coupon in effect on the date on which the interest rate was fixed, declining ratably to par on the maturity of the Exchange Notes. The fixed rate Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Exhibit B-3-1

Registration Rights:
Within 270 days after the Closing Date the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its best efforts to cause such shelf registration statement to be declared effective by the Bridge Loan Maturity Date and keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default accruing at a rate equal to one-half of one percent (0.50%) per annum on the principal amount of Exchange Notes held by such holder. The rate of accrual of the liquidated damages will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a rate of accrual of liquidated damages for all Registration Defaults of 1.50% per annum.

Governing Law:	New York.

Exhibit B-3-2

EXHIBIT C

Conditions Precedent

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C is attached

Conditions Precedent
to Closing:	The closing and the initial extension of credit under the Revolving Credit Facility and the advances of the Bridge Loans under the Bridge Facility will be subject to the following:

(i)    All of the Pre-Commitment Information shall be complete and correct in all material respects; and no changes, occurrences or developments shall have occurred, and no new or additional information shall have been received or discovered by the Lead Arranger or the Initial Lenders, regarding the Borrower and its subsidiaries or the Transaction after the date of the Commitment Letter to which this Exhibit C is attached that either individually or in the aggregate, could reasonably be expected to materially and adversely affect the ability of the Borrower or any Guarantor to perform their respective obligations under the applicable loan documentation, or materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the applicable loan documentation (collectively, a “Material Adverse Effect”).

(ii) The negotiation, execution and delivery of definitive documentation with respect to each Facility reasonably satisfactory to BAS and the Administrative Agent under such Facility.

(iii) The final terms and conditions of each aspect of the Transaction, including, without limitation, all tax aspects thereof, shall be (a) as described in the Commitment Letter and consistent with the description thereof received in writing as part of the Pre-Commitment Information and (b) otherwise satisfactory to the Lead Arranger.

(iv) Since December 31, 2006 there shall not have occurred any change, occurrence or development other than as publicly disclosed that has had or could reasonably be expected to have a Material Adverse Effect.

(v)  In the case of the Revolving Credit Facility, the Administrative Agent shall have received satisfactory evidence of receipt by the Borrower of not less than $425.0 million cash proceeds from the advance of the Bridge Loans or the issuance by the Borrower of

Exhibit C-1

the Notes and/or the Convertible Notes; and, in the case of the Bridge Facility, the Lead Arranger shall have received evidence satisfactory to the Lead Arranger that all other conditions to commitments of the Senior Lenders under the Revolving Credit Facility have been satisfied.

(vi)     The Lenders under each Facility shall have received opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for such Facility and, in the case of the Revolving Credit Facility, creation and perfection of the liens granted thereunder on the Collateral) and of appropriate local counsel and such corporate resolutions, certificates, instruments and other documents as the Administrative Agent or the Initial Lenders shall reasonably require.

(vii)    The Administrative Agent (on behalf of the Lenders under the Revolving Credit Facility) shall have a valid and perfected first priority lien and security interest in the Collateral, all filings, recordations and searches necessary or desirable in connection with the Collateral shall have been duly made, all filing and recording fees and taxes shall have been duly paid and any surveys, title insurance, landlord waivers and access letters requested by the Administrative Agent with respect to real property interests of the Borrower and its subsidiaries shall have been obtained. The Lenders shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its subsidiaries; and the Administrative Agent shall have received endorsements naming the Administrative Agent on behalf of the Revolving Lenders as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral.

(viii)    Receipt of all governmental, shareholder and third party consents and approvals necessary or, in the opinion of the Lead Arranger, desirable in connection with the Transaction, each of which shall be in full force and effect, and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries or the Transaction.

(ix) All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve’s margin regulations.

(x)      The Lead Arranger and the Lenders shall have received: (a) audited consolidated financial statements of the Borrower and its subsidiaries for the three fiscal years ended most recently prior to the Transaction, unaudited consolidated financial

Exhibit C-2

statements of the Borrower and its subsidiaries for any interim quarterly periods that have ended since the most recent of such audited financial statements, and pro forma financial statements as to the Borrower and its subsidiaries giving effect to the Transaction for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed month, which (1) in the case of pro forma information, shall be reasonably satisfactory in form and substance to the Lead Arranger, (2) in the case of unaudited consolidated financial information delivered after the date of the Commitment Letter, shall not be materially inconsistent with the Pre-Commitment Information, and (3) with respect to any annual or quarterly periods shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; (b) forecasts prepared by management of the Borrower and its subsidiaries, each in form reasonably satisfactory to the Lead Arranger, of balance sheets, income statements and cash flow statements for each month for the first twelve months following the Closing Date; (c) evidence satisfactory to the Lead Arranger that (1) the ratio of total debt of the Borrower and its subsidiaries at the Closing Date to the consolidated EBITDAX of the Borrower and its subsidiaries for the twelve months ended March 31, 2007 (which pro forma ratio shall be calculated reflecting the Transaction on a pro forma basis) was not greater than 2.0:1 and (3) the pro forma financial statements delivered pursuant to clause (a) above and the forecasts delivered pursuant to clause (b) above were prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of the then existing conditions.

(xi)     The Revolving Credit Facility and the Bridge Facility shall have received a ratings from Moody’s Investor Service Inc. (“Moody’s”) and from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), by such rating agencies at least 20 days prior to the Closing Date.

(xii)     All accrued fees and expenses of the Administrative Agent, the Lead Arranger and the Initial Lenders (including the fees and expenses of counsel for the Administrative Agent and the Lead Arranger and local counsel for the Lenders) shall have been paid. The Borrower shall have complied with all of the terms of the Fee Letter and, if the Commitment Letter shall have been accepted as to the Bridge Facility, the Engagement Letter to be complied with on or before such date.

(xiii) The Lead Arranger shall have received, as they are available to the Borrower or otherwise, including as the Borrower, and/or its subsidiaries may have provided historically to any party or

Exhibit C-3

pursuant to any credit agreement that the Borrower and/or, its subsidiaries are a party to, all petroleum reports and audits, environmental reports, and such other reports, audits and other information or certifications.

(xiv)    In the case of the Bridge Facility, (a) not later than 22 days prior to the Closing Date, the Borrower shall have completed and made available to the Lead Arranger and potential investors copies of either a prospectus or an offering memorandum for the offer and sale of the Notes and/or the Convertible Notes pursuant to Rule 144A of the rules and regulations under the Securities Act, in each case, containing such disclosures as may be required by applicable laws, as are customary and appropriate for such a document or as may be required by the Bridge Lead Arranger (including all audited, pro forma and other financial statements and schedules of the type that would be required in a registered public offering of the Notes on Form S-1), and (b) senior management of the Borrower shall have made themselves available for due diligence, rating agency presentations and a road show and other meetings with potential investors for the Notes and/or the Convertible Notes as required by the Bridge Lead Arranger in its reasonable judgment to market the Notes and/or the Convertible Notes.

Exhibit C-4